Exhibit 4.1
Southern Copper Corporation

as Issuer

and

Computershare Trust Company, National Association, as successor to Wells Fargo

Bank, National Association (as Trustee)

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of June 24, 2026

to

INDENTURE

Dated as of April 16, 2010

5.350% Notes due 2036

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ARTICLE 5.

MISCELLANEOUS

Section 5.1.	Ratification of Indenture	18
Section 5.2.	Trustee Not Responsible for Recitals	18
Section 5.3.	Governing Law	18
Section 5.4.	Severability	18
Section 5.5.	Counterparts	18
EXHIBIT A – Form of Notes	A-1

ii

SEVENTH SUPPLEMENTAL INDENTURE, dated as of June 24, 2026 (this “Seventh Supplemental Indenture”), between Southern Copper Corporation (including and acting exclusively for the benefit of its Peruvian branch Southern Peru Copper Corporation, Sucursal del Perú), a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association, as trustee), a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee executed and delivered the indenture, dated as of April 16, 2010 (the “Base Indenture”, as supplemented by a Second Supplemental Indenture, dated as of April 16, 2010, a Fourth Supplemental Indenture, dated as of November 8, 2012 and a Sixth Supplemental Indenture, dated as of April 23, 2015 and, together with this Seventh Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s debt securities (the “Securities”), to be issued in one or more series;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its notes under the Base Indenture to be known as its “5.350% Notes due 2036” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Seventh Supplemental Indenture;

WHEREAS, the Board of Directors of the Company pursuant to resolutions duly adopted on April 23, 2026, have duly authorized the issuance of the Notes, and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect such issuance;

WHEREAS, this Seventh Supplemental Indenture is being entered into pursuant to the provisions of Section 14.01 of the Base Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Seventh Supplemental Indenture; and

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, have been performed, and the execution and delivery of this Seventh Supplemental Indenture has been duly authorized in all respects;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1.          Definition of Terms. Unless the context otherwise requires:

(a)          each term defined in the Base Indenture has the same meaning when used in this Seventh Supplemental Indenture except as otherwise defined in this Seventh Supplemental Indenture;

(b)          the singular includes the plural and vice versa;

(c)          headings are for convenience of reference only and do not affect interpretation; and

(d)          a reference to a Section or Article is to a Section or Article of this Seventh Supplemental Indenture unless otherwise indicated.

(e)          The following terms have the meanings given to them in this Section 1.1(e):

(i)           “Additional Amount” shall have the meaning assigned to it in Section 2.8(a).

(ii)          “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(iii)         “Attributable Value” in respect of a Sale and Leaseback Transaction means, as to any particular lease under which the Company or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by the Company in accordance with generally accepted financial practice).

(iv)         “Change of Control,” means the occurrence of any event as a result of which one or more Permitted Holders cease to possess, directly or indirectly, whether through ownership of Voting Stock, contract or otherwise, the power to elect or designate for election the majority of the board of directors of the Company or to direct or cause the direction of the management or policies of the Company.

(v)          “Change of Control Offer” shall have the meaning assigned to it in Section 2.12(a).

(vi)         “Change of Control Purchase Price” shall have the meaning assigned to it in Section 2.12(a).

(vii)        “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

(viii)      “Code” shall have the meaning assigned to it in Section 2.8(b)(F).

(ix)         “Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or, if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

(x)          “Consolidated Net Tangible Assets” means, as of any date of determination, the total of all assets appearing on the most recently available consolidated balance sheet of the Company and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other intangible assets, less the aggregate of the current liabilities of the Company and its Subsidiaries appearing on such balance sheet as determined in accordance with U.S. GAAP.

(xi)         “DTC” shall have the meaning assigned to it in Section 2.5.

(xii)        “Event of Default” shall have the meaning assigned to it in Section 2.15.

(xiii)       “FATCA” shall have the meaning assigned to it in Section 2.8(b)(F).

(xiv)       “Fitch” means Fitch Ratings, Ltd. or any successor to the rating agency business thereof.

(xv)        “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, direct or indirect, contingent or otherwise, or entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantee” shall not apply to a guarantee of intercompany indebtedness among the Company and the Subsidiaries or among the Subsidiaries.

(xvi)       “Indebtedness” means, with respect to any person (without duplication):

(A)          any obligation of such Person for borrowed money; and

(B)          any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clause (A) above.

For the purpose of determining any particular amount of Indebtedness under this definition, Guarantees of (or obligations with respect to letters of credit) Indebtedness otherwise included in the determination of such amount shall not be included.

(xvii)      “Permitted Holders” means, any one or more of the following (i) Mr. German Larrea Mota-Velasco or his immediate family members, including his spouse, lineal ascendants and descendants, collateral relatives within the fourth degree in kinship, estates and heirs, or any trust or other investment vehicle for the primary benefit of any of the foregoing, and (ii) Grupo México, S.A.B. de C.V. or any of its subsidiaries.

(xviii)     “Lien” means any mortgage, pledge, security interest or lien.

(xix)       “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

(xx)        “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

(xxi)       “Rating Agencies” means Moody’s, S&P and Fitch.

(xxii)      “Rating Decline” means if on, or within 60 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), any of the following events with respect to the Notes expressly stated by the applicable Rating Agency to have been as a result of such Change of Control (i) in the event the Notes have an Investment Grade Rating by at least two Rating Agencies on the date of such public notice, the rating of the Notes by at least two Rating Agencies shall be below an Investment Grade Rating; (ii) in the event the Notes have an Investment Grade Rating by any, but not two or more, Rating Agency on the date of such public notice, the rating of the Notes by such Rating Agency will be changed to below an Investment Grade Rating; or (iii) in the event the Notes are rated below an Investment Grade Rating by at least two of the Rating Agencies prior to such public notice, the rating of the Notes by at least two Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

(xxiii)     “Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and such Notes.

(xxiv)     “S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

(xxv)      “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

(xxvi)     “Significant Subsidiary” means a Subsidiary of the Company which would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture, assuming the Company is the registrant referred to in such definition.

(xxvii)    “Specified Property” means any mineral property (other than inventory or receivables), concentrator, smelter, refinery or rod plant of the Company or any Subsidiary and any capital stock or Indebtedness of any Subsidiary directly owning any such property, concentrator, smelter, refinery or rod plant. This term excludes any mineral property, concentrator, smelter or refinery or rod plant of the Company or any Subsidiary that in the good faith opinion of the Company’s board of directors is not materially important to the total business conducted by the Company and its Subsidiaries, taken as a whole.

(xxviii)   “SPCC” means the Company’s Peruvian branch, named Southern Peru Copper Corporation, Sucursal del Perú, which does not qualify as a separate juridical entity for corporate and legal purposes. However, for Peruvian tax purposes only, it qualifies as an independent taxpayer, being responsible for determining and paying its own taxes, acting as withholding agent when required by law, among others.

(xxix)     “Subsidiary” means any corporation or other business entity of which the Company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency). For the avoidance of doubt, SPCC shall not be considered a Subsidiary of the Company.

(xxx)      “Taxes” means, with respect to payments on the Notes, all present and future taxes, withholdings, duties, levies, assessments, value-added taxes or other governmental charges imposed or levied by or on behalf of a Taxing Jurisdiction.

(xxxi)     “Taxing Jurisdiction” means Peru or any other jurisdiction (other than the United States) in which the Company (or the Company’s successor) is then organized, engaged in a trade or business for tax purposes or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made at the Company’s direction.

(xxxii)    “U.S. GAAP” with respect to any computations required or permitted hereunder, means generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Company is required by the Commission to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

(xxxiii)    “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.

ARTICLE 2.

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1.          Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture, designated as the “5.350% Notes due 2036”, which is not limited in aggregate principal amount. The initial aggregate principal amount of the Notes to be issued under this Seventh Supplemental Indenture shall be limited to $1,250,000,000. Any additional amounts to be issued shall be set forth in a Company Order.

Section 2.2.          Maturity. The stated maturity of principal for the Notes will be June 24, 2036.

Section 2.3.          Further Issues. The Company may from time to time, without the consent of the Holders of the Notes, issue additional notes. Any such additional notes will have the same ranking, interest rate, maturity date and other terms as the Notes. Any such additional notes, together with the Notes herein provided for, will constitute a single series of Securities under the Indenture.

Section 2.4.          Form of Payment. Principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars.

Section 2.5.          Global Securities. Upon the original issuance, the Notes will be represented by one or more Global Securities. The Company will issue the Notes in denominations of $2,000 and in integral multiples of $1,000 in excess thereof and will deposit the Global Securities with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Securities in the name of DTC or its nominee.

Section 2.6.          Interest. The Notes will bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from June 24, 2026 at the rate of 5.350% per annum, payable semiannually in arrears; interest payable on each interest payment date will include interest accrued from June 24, 2026, or from the most recent interest payment date to which interest has been paid or duly provided for; the interest payment dates on which such interest shall be payable are June 24 and December 24 of each year, commencing on December 24, 2026; and the record date for the interest payable on any interest payment date is the close of business on June 9 or December 9, as the case may be, next preceding the relevant Interest Payment Date.

Section 2.7.          Authorized Denominations. The Notes shall be issuable in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Section 2.8.          Additional Amounts.

(a)          Subject to the exceptions identified below, any and all payments by the Company to or for the account of each Holder of the Notes (including any premium paid upon redemption of the Notes) shall be made free and clear of, and without any deduction or withholding regarding, any present or future Taxes, unless the withholding or deduction of such Taxes is required by law. If the Company or SPCC has the option to directly pay the withholding Tax, such that no withholding or deduction would be required, the Company or SPCC may do so. If the Company or SPCC shall be required by law of any Taxing Jurisdiction to deduct or withhold any Taxes from or in respect of any sum payable under the Notes then, (i) it shall assume payment of such withholding; (ii) the sum payable to the Holder of the Notes shall be increased as necessary by an amount (an “Additional Amount”) so that after making all required deductions and withholdings for Taxes the Holder of the Notes receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (iii) the Company or SPCC shall make such deductions or withholdings in accordance with applicable law; and (iv) the Company or SPCC shall pay the full amount, deducted or withheld to the applicable tax authority in accordance with applicable law.

(b)          Notwithstanding the foregoing, the Company or SPCC will not pay Additional Amounts or assume payment of any withholding of Taxes with respect to any Holder of Notes for or solely on account of any of the following:

(A)          any Taxes imposed solely because at any time there is or was any connection between the Holder or beneficial owner of a Note and a Taxing Jurisdiction (other than the mere receipt of a payment or the acquisition, ownership or holding of a Note or the mere exercise or enforcement of rights under a Note or the Indenture) including but not limited to such Holder or beneficial owner (i) being or having been a citizen, national or resident thereof, (ii) maintaining or having maintained an office, permanent establishment or branch subject to taxation therein or (iii) being or having been present or engaged in a trade or business therein;

(B)          any Taxes payable other other than by deduction or withholding from payments on the Notes;

(C)          any estate, inheritance, gift, excise, transfer, personal property, use, sales or similar Tax (not including any Peruvian value-added tax payable) imposed with respect to the Notes;

(D)          any Taxes imposed solely because the Holder or beneficial owner fails to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence or identity of the Holder or beneficial owner or connection of the Holder or beneficial owner with a Taxing Jurisdiction if compliance is required by law or regulation of the Taxing Jurisdiction or by an applicable income tax treaty to which a Taxing Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the Tax, and the Company has given the Holders of Notes at least 30 days’ notice prior to the first payment date with respect to which such certification, identification, information, documentation or reporting requirement is required to the effect that Holders will be required to provide such certification, identification, information, documentation or reporting requirement;

(E)          any Taxes with respect to a Note presented for payment more than thirty (30) days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders of Notes, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30-day period;

(F)          any Taxes imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (commonly known as the Foreign Account Tax Compliance Act, or “FATCA”), any successor law or regulation implementing or complying with, or introduced in order to conform to, FATCA, any official interpretation thereof, any intergovernmental agreement entered into in connection with the implementation of FATCA or any agreement entered into pursuant to Section 1471(b)(1) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA;

(G)          any Taxes imposed on any payment on a Note to a Holder thereof that is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or a person other than the sole beneficial owner of any such payment, but only to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note; and

(H)          any combination of the foregoing.

(c)          The Company will also pay any stamp, administrative, court, documentary, excise or similar Taxes arising in a relevant Taxing Jurisdiction in connection with the Notes and will indemnify the Holders for any such Taxes paid by Holders. The Company will provide the Trustee with documentation evidencing the payment of Taxes in respect of which the Company or SPCC has paid any Additional Amount or the assumption of the payment of any withholding of Taxes. The Company will make copies of such documentation available to the Holders of the Notes upon written request. The Trustee shall conclusively rely on such documentation and shall have no duty to investigate, verify or monitor the payment, withholding or remittance of any such Taxes or Additional Amounts. In addition, the Company or SPCC will pay any Peruvian value added tax that may be imposed on a payment of interest on the Notes.

(d)          In the event that Additional Amounts actually paid with respect to the Notes pursuant to this Section 2.8 are based on rates of deduction or withholding of Taxes in excess of the appropriate rate applicable to the Holder of such Notes, and as a result thereof such Holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding Tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

(e)          The Company, through SPCC, will pay promptly when due any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of each Note or any other document or instrument referred to in the Indenture or such Note, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Taxing Jurisdiction except those resulting from, or required to be paid in connection with, the enforcement of such Note or any other such document or instrument after the occurrence and during the continuance of any Event of Default.

(f)          The Company, through SPCC, intends to assume the withholding of any Peruvian taxes and duties from interest on, and other applicable payments on or with respect to, the Notes at a rate of 4.99% as applicable and to pay Additional Amounts or to assume the payment of any such withholding, subject to the conditions above, with respect thereto for so long as the Notes are held through DTC or its nominee.

(g)          Any reference in the Indenture or the Notes to principal, premium, interest or any other amount payable in respect of the Notes by the Company will be deemed also to refer to any Additional Amount that may be payable with respect to that amount under the obligations referred to in this Section 2.8.

(h)          The Trustee shall have no responsibility or duty to determine whether any Additional Amounts are payable or owed, or whether any Taxes have been paid, withheld, remitted or otherwise satisfied by the Company or any Holder.

Section 2.9.          Redemption. The Notes are subject to redemption at the option of the Company as set forth in the forms of Note attached hereto as Exhibit A.

Section 2.10.        Limitation on Liens.

(a)          The Company will not, nor will it permit any Subsidiary to, issue, assume or suffer to exist any Indebtedness or Guarantee if such Indebtedness or Guarantee is secured by a Lien upon any Specified Property, unless, concurrently with the issuance or assumption of such Indebtedness or Guarantee or the creation of such Lien, the Notes (together with, at the Company’s option, any other indebtedness of or guarantee by the Company or its Subsidiaries then existing or thereafter created which is not subordinated to the Notes) shall be secured equally and ratably with (or at the Company’s option prior to) such Indebtedness or Guarantee for so long as such Indebtedness or Guarantee is so secured; provided, however, that the foregoing restriction shall not apply to:

(i)          any Lien on (a) any Specified Property acquired, constructed, developed, extended or improved by the Company or any Subsidiary (singly or together with other Persons) after the date of the Indenture or any property reasonably incidental to the use or operation of such Specified Property (including any real property on which such Specified Property is located), or (b) any shares or other ownership interest in, or any Indebtedness of, any Person which holds, owns or is entitled to such property, products, revenue or profits, provided that in the case of both clause (a) and (b) above, such Lien is created, incurred or assumed (x) during the period such Specified Property was being constructed, developed, extended or improved, or (y) contemporaneously with, or within 360 days after, such acquisition or the completion of such construction, development, extension or improvement in order to secure or provide for the payment of all or any part of the purchase price or other consideration of such Specified Property or the other costs of such acquisition, construction, development, extension or improvement (including costs such as escalation, interest during construction and financing and refinancing costs);

(ii)          any Lien on any Specified Property existing at the time of acquisition thereof and which (a) is not created as a result of or in connection with or in anticipation of such acquisition and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

(iii)          any Lien on any Specified Property acquired from a Person that is merged with or into the Company or any Subsidiary or any Lien existing on Specified Property of any Person at the time such Person becomes a Subsidiary, in either such case which (a) is not created as a result of or in connection with or in anticipation of any such transaction and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

(iv)         any Lien which secures Indebtedness or a Guarantee owing by a Subsidiary to the Company or any other Subsidiary;

(v)          any Liens on any Specified Property in favor of the government of the United States, Mexico or Peru or of any other country or any political subdivision thereof, to secure payments pursuant to any contract with such government or to any statute to which the Company or any of its Subsidiaries is subject;

(vi)         any Lien existing on the date of this Seventh Supplemental Indenture; or

(vii)        any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vi) inclusive; provided that the principal amount of Indebtedness or Guarantee secured thereby shall not exceed the principal amount of Indebtedness or Guarantee so secured at the time of such extension, renewal or replacement plus an amount necessary to pay any fees and expenses, including premiums and defeasance costs related to such transaction, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

(b)          Notwithstanding the foregoing, the Company or any Subsidiary may issue or assume Indebtedness or a Guarantee secured by a Lien which would otherwise be prohibited under the provisions of the Indenture described in this section or enter into Sale and Leaseback Transactions that would otherwise be prohibited by the provisions of the Indenture described in Section 2.11, provided that the amount of such Indebtedness or Guarantee or the Attributable Value of such Sale and Leaseback Transaction, as the case may be, together with the aggregate amount (without duplication) of (i) Indebtedness or Guarantees outstanding at such time that were previously incurred pursuant to this paragraph by the Company and its Subsidiaries, plus (ii) the Attributable Value of all such Sale and Leaseback Transactions of the Company and its Subsidiaries outstanding at such time that were previously incurred pursuant to the provisions of the Indenture described in Section 2.11 shall not exceed 20% of Consolidated Net Tangible Assets at the time any such Indebtedness or Guarantee is issued or assumed by the Company or any Subsidiary or at the time any such Sale and Leaseback Transaction is entered into.

(c)          For the avoidance of doubt, (i) the sale or other transfer of any metals or other minerals in place for a period of time until the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such metals or other minerals, (ii) the sale or other transfer of any metals or other minerals in an amount such that the purchaser will realize therefrom a specified amount of money (however determined); (iii) the sale or other transfer of any other interest in property of a character commonly referred to as a “production payment”; (iv) any acquisition of any property or assets by the Company or any Subsidiaries that is subject to any reservation that creates or reserves for the seller an interest in any metals or other minerals in place or the proceeds from their sale; (v) any conveyance or assignment in which the Company or its Subsidiaries convey or assign an interest in metals or other minerals in place or the proceeds from their sale; or (vi) any lien upon any of the Company’s or its Subsidiaries’ wholly or partially owned or leased property or assets, to secure the payment of the Company’s or its Subsidiaries’ proportionate part of the development or operating expenses in realizing the metal or other mineral resources of such property, shall not constitute the incurrence of Indebtedness secured by a Lien.

Section 2.11.        Limitation on Sale and Leaseback Transactions.

(a)          Neither the Company nor any Subsidiary may enter into any Sale and Leaseback Transaction with respect to any Specified Property, unless either (i) the Company or such Subsidiary would be entitled pursuant to the provisions of the Indenture described above under Section 2.10 to issue or assume Indebtedness or a Guarantee (in an amount equal to the Attributable Value with respect to such Sale and Leaseback Transactions) secured by a Lien on such Specified Property without equally and ratably securing the Notes; (ii) within 360 days of such Sale and Leaseback Transaction, the Company or such Subsidiary applies or causes to be applied, in the case of a sale or transfer for cash, an amount equal to 85% of the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value (as determined in good faith by the board of directors of the Company) of the Specified Property so leased: (A) to the retirement, within 360 days after the effective date of such Sale and Leaseback Transaction, of (x) Indebtedness of the Company ranking at least pari passu in right of payment with the Notes or (y) Indebtedness of any Subsidiary of the Company, in each case owing to a Person other than the Company or any Affiliate of the Company, or (B) to the acquisition, purchase, construction, development, extension or improvement of any property or assets of the Company or any Subsidiary used or to be used by or for the benefit of the Company or any Subsidiary in the ordinary course of business; or (iii) the Company or such Subsidiary equally and ratably secures the Notes as described in Section 2.10.

(b)          The restrictions set forth in paragraph (a) above shall not apply to any transactions providing for a lease for a term of less than three years.

Section 2.12.        Repurchase at Option of Holders Upon Change of Control Triggering Event.

(a)          (a) Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes will have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b)          Within 30 days following any Change of Control Triggering Event, the Company shall send, by first-class mail (or electronically for global notes), with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the register, a notice stating:

(i)          that a Change of Control Triggering Event has occurred and a Change of Control Offer is being made pursuant to this Section 2.12 and that all Notes validly tendered will be accepted for payment;

(ii)          the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed;

(iii)        the circumstances and relevant facts regarding the Change of Control Triggering Event; and

(iv)         the procedures that Holders of Notes must follow in order to validly tender their Notes (or portions thereof) for payment and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c)          The Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Seventh Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)          The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described under this Section 2.12, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.12 by virtue of such compliance.

(e)          The Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified at any time prior to the occurrence of such Change of Control Triggering Event with the written consent of the holders of a majority in principal amount of the Notes, as set forth in Article IX of the Base Indenture.

Section 2.13.        Merger, Consolidation and Sale of Assets.

(a)          For so long as the Notes are outstanding, the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor Person shall be a corporation organized and existing under the laws of the United States (or any State thereof or the District of Columbia) and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on all the outstanding Notes and the performance of every covenant in this Seventh Supplemental Indenture on the part of the Company to be performed or observed, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iii) the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent set forth in the Indenture relating to the consummation of such consolidation, merger, conveyance or transfer and entering into of such supplemental indenture have been met. In case of any such consolidation, merger conveyance or transfer (other than a lease), such successor corporation will succeed to and be substituted for the Company as obligor on the Notes, with the same effect as if it had been named in this Seventh Supplemental Indenture as such obligor.

(b)          For purposes of this Section 2.13, the conveyance or transfer of all the property of one or more Subsidiaries of the Company which property, if held by the Company instead of such Subsidiaries, would constitute all or substantially all the property of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of the Company.

Section 2.14.        Financial Calculations.

If any Applicable Metric is determined by reference to the greater of a fixed amount, or the numerical permission, and a percentage of Consolidated Net Tangible Assets (the “grower permission”) and the grower permission of the Applicable Metric exceeds the applicable numerical permission at any time, the numerical permission shall be deemed to be increased to the highest amount of the grower permission reached from time to time and shall not subsequently be reduced as a result of any decrease in the grower permission. “Applicable Metric” means any financial covenant or financial ratio or incurrence-based permission, test, basket or threshold in the Indenture (including any financial definition or component thereof and any financial ratio, test, basket or threshold or permission based on the calculation of Consolidated Net Tangible Assets), any default event of default or other relevant breach of the Indenture.

Section 2.15.        Events of Default.

(a)          The term “Event of Default” with respect to the Notes shall mean

(i)          default in the payment of the principal of any note issued pursuant to this Seventh Supplemental Indenture after any such principal becomes due in accordance with the terms thereof, upon redemption or otherwise; or default in the payment of any interest in respect of such Notes if such default continues for 30 days after any such interest becomes due in accordance with the terms hereof;

(ii)          failure to observe or perform any other covenant or agreement contained in the Notes issued pursuant to this Seventh Supplemental Indenture, and such failure continuing for 90 days after notice, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 33 1∕3% in aggregate principal amount of the outstanding Notes, specifying such failure and requiring it to be remedied and stating that such notice constitutes a notice of default under this Seventh Supplemental Indenture;

(iii)        a decree or order by a court having jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, concurso mercantil or quiebra of or by the Company or any of its Significant Subsidiaries and such decree or order shall have continued undischarged or unstayed for a period of 120 days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or sindico or conciliador for the liquidation or dissolution of the Company or any of its Significant Subsidiaries shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 120 days; provided, however, that any Significant Subsidiary may be liquidated or dissolved if, pursuant to such liquidation or dissolution, all or substantially all of its assets are transferred to the Company or another Significant Subsidiary of the Company; or

(iv)         the Company or any of its Significant Subsidiaries shall institute any proceeding to be adjudicated as voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, concurso mercantil or quiebra, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or sindico or conciliador or trustee or assignee in bankruptcy or insolvency of it or its property.

(b)          If an Event of Default specified in (a)(iii) or (a)(iv) above shall occur, the maturity of all outstanding Notes shall automatically be accelerated and the principal amount of the Notes, together with accrued interest thereon, shall be immediately due and payable without any further action on the part of the Trustee or any Holder. If any other Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 33 1∕3% of the aggregate principal amount of the Notes then outstanding may, by written notice to the Company (and to the Trustee if given by Holders), declare the principal amount of the applicable Notes, together with accrued interest thereon, immediately due and payable. The right of the Holders to give such acceleration notice shall terminate if the event giving rise to such right shall have been cured before such right is exercised. Any such declaration may be annulled and rescinded by written notice from the Trustee or the Holders of a majority of the aggregate principal amount of the Notes then outstanding to the Company if all amounts then due with respect to the Notes are paid (other than amounts due solely because of such declaration) and all other defaults with respect to the Notes are cured.

(c)          Subject to the provisions of the Base Indenture and this Seventh Supplemental Indenture relating to the duties of the Trustee, in case the Company shall fail to comply with its obligations under this Seventh Supplemental Indenture or the Notes and such failure shall be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Seventh Supplemental Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee indemnity reasonably satisfactory to it against any loss, cost, liability, fee or expense. The Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, to the extent such action does not conflict with the provisions of this Seventh Supplemental Indenture or applicable law.

(d)          No Holder of any note will have any right to institute any proceeding with respect to the Seventh Supplemental Indenture or the Notes or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 33 1∕3% in aggregate principal amount of the outstanding Notes shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against any loss, cost, liability, fee or expense, the Trustee for 60 days after receipt of such notice has failed to institute any such proceeding and no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding Notes. However, such limitations do not apply to a suit individually instituted by a Holder of a note for enforcement of payment of the principal of, or interest on, such note on or after respective due dates expressed in such note.

Section 2.16.        Appointment of Agents. The Trustee will initially be the Security Registrar and Paying Agent for the Notes.

Section 2.17.        Defeasance upon Deposit of Moneys or U.S. Government Obligations.

(a)          On the first day after the applicable conditions set forth in Section 12.03 of the Base Indenture have been satisfied, the Company at any time may terminate (i) all of its obligations under the Notes and this Seventh Supplemental Indenture (“legal defeasance option”) or (ii) its obligations under Sections 2.10, 2.11, 2.12 and 2.13 of this Seventh Supplemental Indenture and, with respect to the Notes only, Section 10.2 of the Base Indenture, and the operation of Sections 2.15(a)(iii) and (iv) and of this Seventh Supplemental Indenture (but, in the case of Section 2.15(a)(iv), with respect only to Significant Subsidiaries) (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

(b)          If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 2.15(a)(ii) (with respect to the covenants identified in clause (a) above), 2.15(a)(iii) and 2.15(a)(iv) (with respect only to Significant Subsidiaries in the case of Section 2.15(a)(iv)).

(c)          Notwithstanding clauses (a) and (b) above, the Company’s obligations with respect to Sections 3.05, 3.06, 3.07, and 12.09 of the Base Indenture, in each case with respect to the Notes only, shall survive until the Notes have been paid in full.

Section 2.18.        Amendments. In addition to the restrictions set forth in Section 14.02 of the Base Indenture, without the consent or affirmative vote of each Holder of Notes affected thereby, an amendment of this Seventh Supplemental Indenture or the Base Indenture (with respect to the Notes only) may not reduce the premium payable upon a Change of Control Triggering Event or, at any time after a Change of Control Triggering Event has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer.

ARTICLE 3.

FORM OF NOTES

Section 3.1.          Form of Notes. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A.

ARTICLE 4.

ORIGINAL ISSUE OF NOTES

Section 4.1.          Original Issue of Notes. The Notes may, upon execution of this Seventh Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company order, authenticate and deliver such Notes as in such Company order provided.

ARTICLE 5.

MISCELLANEOUS

Section 5.1.          Ratification of Indenture. The Base Indenture, as supplemented by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and this Seventh Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Seventh Supplemental Indenture apply solely with respect to the Notes.

Section 5.2.          Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Seventh Supplemental Indenture.

Section 5.3.          Governing Law. This Seventh Supplemental Indenture and each Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with such law.

Section 5.4.          Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.5.          Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Seventh Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Seventh Supplemental Indenture as to the parties hereto and may be used in lieu of the original Seventh Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Seventh Supplemental Indenture (and to any document executed in connection with this Seventh Supplemental Indenture, excluding the Notes) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, all as of the day and year first above written.

SOUTHERN COPPER CORPORATION, as Issuer

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Signature Page
Seventh Supplemental Indenture

EXHIBIT A

[FORM OF FACE OF SECURITY]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

[No. 1 / No. 2 / No. 3]	$[●] As revised by the Schedule of Increases or Decreases in Global Security attached hereto

5.350% Notes due 2036

CUSIP No. 84265V AK1

SOUTHERN COPPER CORPORATION, a Delaware corporation (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [⦁] dollars ($[⦁]), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on June 24, 2036 and to pay interest thereon from June 24, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on June 24 and December 24 of each year, commencing on December 24, 2026 at the rate of 5.350% per annum, until the principal hereof is paid or made available for payment. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 24, 2026. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be June 9 or December 9, as the case may be, next preceding such Interest Payment Date.

Additional provisions of this Security are set forth on the other side of this Security.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

SOUTHERN COPPER CORPORATION, as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of Authentication:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]

5.350% Notes due 2036

1.          Indenture.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 16, 2010, as supplemented by a Seventh Supplemental Indenture, dated June 24, 2026 (as so supplemented, herein called the “Indenture”), between the Company and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), a national banking association, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $[1,250,000,000].

The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

2.          Method of Payment.

The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on June 9 or December 9, as the case may be, next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. Payments on the Securities will be made at the office or agency of the Paying Agent and Registrar within the city of Minneapolis, Minnesota unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register.

3. Paying Agent and Registrar.

Initially, the Trustee will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Redemption.

The Company will not be permitted to redeem the Notes before their stated maturity, except as set forth below. The Notes will not be entitled to the benefit of any sinking fund—meaning that the Company will not deposit money on a regular basis into any separate account to repay the Notes. In addition, Holders will not be entitled to require the Company to repurchase Notes before the stated maturity, except as set forth below under “—Repurchase of Securities at the Option of Holders upon Change of Control Triggering Event.”

Make-Whole Redemption.  Prior to March 24, 2036 (three months prior to the maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of a principal amount and rounded to three decimal places) equal to the greater of:

(i)          (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the Redemption Date, and

(ii)          100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

“Treasury Rate” for this purpose means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the applicable Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the applicable Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the applicable Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the relevant Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Par Redemption.  On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date. Notwithstanding the foregoing, payments of interest on the Notes will be payable to the Holders of those Notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture, subject to the procedures of DTC.

Redemption for Taxation Reasons. If, as a result of the adoption of any new laws, rules, regulations or interpretations, or any amendment to, or change in, the laws (or any rules or regulations thereunder) of any Taxing Jurisdiction affecting taxation, or any amendment to, or change in official position by a competent authority in any Taxing Jurisdiction with respect to, an official interpretation or application of such laws, rules or regulations, which adoption, change or amendment is announced and becomes effective on or after the later of (a) the date on which the Notes the Company is offering are issued and (b) the date the relevant Taxing Jurisdiction becomes a Taxing Jurisdiction, the Company or SPCC has assumed or has become obligated or will assume or become obligated, in each case, after taking all reasonable measures to avoid this requirement (including, if necessary, the designation of a different paying agent), to pay Additional Amounts or to assume any withholding payments in excess of those attributable to (i) a Peruvian withholding tax rate of 4.99%, or (ii) the applicable withholding tax rate in a relevant Taxing Jurisdiction in effect on the date the relevant Taxing Jurisdiction becomes a Taxing Jurisdiction on or with respect to the Notes or on payments of interest on or other amounts on or with respect to the Notes, then, at the Company’s option, all, but not less than all, of the Notes may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any Additional Amounts due thereon up to, but excluding, the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than ninety (90) days prior to the earliest date on which the Company would be obligated to pay these Additional Amounts if a payment on the Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect or is to become effective.

Prior to giving any notice of redemption pursuant to this provision, the Company will deliver to the Trustee:

(1) an officer’s certificate signed by one of the Company’s duly authorized representatives stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to redeem have occurred, and

(2) an opinion of a tax advisor of recognized standing qualified in the relevant Taxing Jurisdiction to the effect that the Company or SPCC has or will assume or become obligated to pay such Additional Amounts or assume any withholding payment as a result of such change or amendment, as described above.

The notice of redemption pursuant to this provision, once delivered to the Holders, will be irrevocable. The Trustee shall conclusively rely on the statements set forth in the notice, certificate and tax advisor opinion without independent verification thereof.

Open Market Purchases. The Company may at any time purchase Notes in the open market or otherwise at any price.

Offers to Purchase. In connection with any tender offer for, or other offer to purchase, the Notes, including upon a Change of Control Triggering Event, if Holders of not less than 85.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer (or other offer to purchase) and the Company, or any third party making such a tender offer (or other offer to purchase) in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders of the outstanding Notes will be deemed to have consented to such tender (or other offer to purchase), and accordingly the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such tender offer (or other offer) early results or expiration date, at the discretion of the Company, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price paid to each other Holder (excluding any early tender, incentive or similar fee) in such tender offer (or other offer to purchase), plus, to the extent not included in the tender offer payment (or payment pursuant to another offer to purchase), accrued and unpaid interest, if any, to the date of redemption. In determining whether the Holders of at least 85.0% of the aggregate principal of the then outstanding Notes have validly tendered and not withdrawn Notes in a tender offer or other offer to purchase, such calculation shall include all Notes owned by an Affiliate of any of the Company and the parent (notwithstanding any provision of the Indenture to the contrary).

5. Notice of Redemption.

This paragraph 5 supplements and, to the extent inconsistent therewith, supersedes the corresponding provisions of the Base Indenture relating to notice of redemption in Section 4.03; provided that Section 4.05 of the Base Indenture shall continue to apply to the Notes in its entirety.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

All notices of redemption shall state: (1) the Redemption Date; (2) the redemption price and the amount of any accrued interest payable as provided in Section 4.05 of the Base Indenture; (3) whether or not the Company is redeeming all outstanding Notes; (4) if the Company is not redeeming all outstanding Notes, the aggregate principal amount of Notes that the Company is redeeming and the aggregate principal amount of Notes that will be outstanding after the partial redemption; (5) if the Company is redeeming only part of a Note, the notice that relates to that Note shall state that on and after the Redemption Date, upon surrender of that Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount of the Note remaining unredeemed; (6) that on the Redemption Date the redemption price and any accrued interest payable to the Redemption Date as provided in Section 4.05 of the Base Indenture will become due and payable in respect of each Note, or the portion of each Note, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on each Note, or the portion of each Note, to be redeemed, will cease to accrue on and after the Redemption Date; (7) the place or places where a Holder must surrender the Holder’s Notes for payment of the redemption price; and (8) the CUSIP or ISIN number, if any, listed in the notice or printed on the Notes, and that no representation is made as to the accuracy or correctness of such CUSIP or ISIN number.

Any redemption and notice thereof pursuant to the Indenture may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Company’s discretion, the Redemption Date may be delayed up to five Business Days (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) for such conditions to be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the Redemption Date if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

Failure to give notice or any defect in the notice to any Holder shall not affect the validity of notice to any other Holder.

If the Company is not redeeming all outstanding Notes, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or any other method as the Trustee shall deem fair and appropriate (subject to the procedures of DTC). The Trustee shall make the selection from the outstanding Notes not previously called for redemption. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount of the Notes to be redeemed. In the event of a partial redemption by lot, the Trustee shall select the particular Notes to be redeemed not less than 10 nor more than 60 days prior to the relevant Redemption Date from the outstanding Notes not previously called for redemption.

Subject to the minimum denomination requirements of Section 2.7 of the Seventh Supplemental Indenture, the Trustee may select for redemption portions (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of the principal amount of Notes that have denominations larger than $2,000. No Notes of a principal amount of $2,000 or less will be redeemed in part.

If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note (or through book-entry transfer for any global notes).

6. Sinking Fund and Highly Leveraged Transactions.

The Securities are not subject to any sinking fund. The Indenture does not include any debt covenants or other provisions which afford holders of the Securities protection in the event of a highly leveraged transaction.

7. Repurchase of Securities at the Option of Holders upon Change of Control Triggering Event.

Upon a Change of Control Triggering Event, Holders of Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Securities of such Holder at a purchase price equal to 101% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

8. Denominations; Transfer; Exchange.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the security register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

9. Persons Deemed Owners.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

10. Amendment, Waiver.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

11. Defaults and Remedies.

If an Event of Default with respect to Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

12. Governing Law.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder of Securities upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee